UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on November 8, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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November 8, 2002

FOR IMMEDIATE RELEASE

Caterpillar Group President Oberhelman
discusses leadership in corporate governance
Caterpillar announces new governance web site on Cat.com

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) Group President Douglas R. Oberhelman discussed today during a conference call with financial analysts the importance of sound governance practices to the successful implementation of Caterpillar's strategy in a difficult business environment. Oberhelman also announced the launch of a Corporate Governance section of the company's web site Cat.com.

"Caterpillar is fortunate to have built over the years a solid reputation as a highly ethical company," Oberhelman said. "This web site provides an easily accessible and reliable source for the corporate governance practices our Board has in place to ensure we are building on Caterpillar's sound reputation. As an industry leader, we recognize our role in restoring confidence in Corporate America, and we are setting the standard for corporate governance."

A recent independent study of corporate governance practices conducted by Institutional Shareholder Services (ISS) placed Caterpillar in the top 11 percent of firms in the S&P 500 with an 89.3 score on ISS' Corporate Governance Quotient (CGQ). Compared to other firms in the capital goods industry, Caterpillar placed in the top seven percent with a 93.4 Industry CGQ.

In unveiling the Corporate Governance section of Cat.com, Oberhelman described its contents and encouraged investors and others to look over the governance information provided. Visitors may access the Board of Directors' Guidelines of Corporate Governance, first published in 1999. Over a decade ago, the company implemented stock ownership guidelines for recipients of stock option grants including corporate officers, other key employees and directors; and, in 1992, Caterpillar implemented a confidential voting policy for shareholders. In addition, Caterpillar has never offered golden parachutes to any company officers.

The Corporate Governance web site on Cat.com also provides a current list of officers, directors and directors' committee memberships. Each of Caterpillar's Board Committees is comprised of fully independent directors. Board Chairman and Chief Executive Officer Glen Barton is the only current or former Caterpillar employee on the Board.

Current charters for each of Caterpillar's Board Committees are available on the Corporate Governance site. In 1993, Caterpillar's Board adopted charters for its Audit, Compensation, Public Policy and Nominating and Governance Committees, which legislators just recently mandated in the Sarbanes-Oxley Act. The site also offers a link to the certification of financial statements signed by Caterpillar's CEO and Chief Financial Officer. Visitors to the site may also access Caterpillar's Code of Worldwide Business Conduct, first published in 1974 and updated several times since, most recently in October 2000. The document sets expectations for the highest level of ethical behavior for Caterpillar employees at all levels.

In addition to reference material, the site provides the public with updates on Caterpillar's corporate governance practices. Currently summarized on the site is an update from the October 9, 2002 Board Meeting, at which the Caterpillar Board approved an amendment to its Shareholders' Rights Plan, adding a Three-Year Independent Director Evaluation Provision, known as a "TIDE" Provision. This provision establishes a committee of independent directors to review and evaluate the Rights Plan at least every three years to determine if it continues to serve the best interests of the company and its shareholders.

Visit Caterpillar's Corporate Governance web site under Investor Information at Cat.com:

www.cat.com/about_cat/investor_information/16_corporate_governance/corporate_governance.html.

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
Wojda_Kelly_G@cat.com

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

November 8, 2002	By:	/s/ James B. Buda
James B. Buda
Vice President